Exhibit 10.10(d)

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made, effective as of the date of January 15, 2007 (the “Grant Date”), between Valcon Acquisition Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands, having its registered office in Haarlem, The Netherlands (hereinafter referred to as the “Company”) and Susan Whiting, an employee of the Company or a Subsidiary (the “Participant”).

WHEREAS, the Company desires to grant the Participant restricted stock units (as provided in Section 1 below), ultimately payable in shares of Common Stock (the “Award”), pursuant to the 2006 Stock Acquisition and Option Plan for Key Employees of Valcon Acquisition Holding B.V. and its Subsidiaries (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company to grant the restricted stock units provided for herein to the Participant as an incentive for increased efforts during the Participant’s term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to grant said Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Grant of RSUs. For valuable consideration, receipt of which is hereby acknowledged, the Company hereby grants 100,000 restricted stock units (“RSUs”) to the Participant, on the terms and conditions hereinafter set forth. Each RSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s Common Stock (each, a “Share”). The Participant will become vested in the RSUs, and take delivery of the Shares, as set forth in this Agreement.

2. Vesting and Timing of Transfer.

(a) Unless otherwise provided herein, and subject to the continued employment of the Participant by the Company or any of its Subsidiaries (collectively, the “Employer”) through the relevant Vesting Event (as hereinafter defined), the Participant shall become vested in the RSUs granted on the Grant Date as follows (the occurrence of each such event described herein, a “Vesting Event”):

(i) Twenty percent (20%) of the total number of RSUs granted hereunder shall become vested on January 15, 2007 and on each of the first four anniversaries thereof (each, a “Vesting Date”); and

(ii) Notwithstanding the foregoing, any unvested RSUs shall become one hundred percent (100%) vested immediately prior to a Change in Control.

(b) Upon a termination of the Participant’s employment for any reason (other than for Cause by the Company or without Good Reason by the Participant but which shall include, for the avoidance of doubt, due to the Participant’s death or Permanent Disability) a pro-rata portion of the installment of RSUs that would, but for such termination, be scheduled to vest on the next Vesting Date following the termination will become vested upon such termination, with such pro-rata portion determined based on the number of days the Participant was employed by the Company or any of its Subsidiaries since the immediately prior Vesting Date, relative to 365.

(c) Upon termination of the Participant’s employment with the Employer for any reason other than as set forth in 2(b), above, all RSUs, whether vested or unvested, shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(d) The Company shall deliver to the Participant Shares underlying any non-forfeited, vested RSUs as soon as practicable after they become vested RSUs (but in no event later than 2 1/2 months after the last day of the calendar year in which such RSUs become so vested).

(e) In the event of the death of the Participant, the delivery of Shares under Section 2(d) shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the delivery of Shares under Section 2(d), as applicable, shall be made to the person or persons to whom the Participant’s rights under the Agreement shall pass by will or by the applicable laws of descent and distribution.

(f) Upon each transfer of Shares in accordance with Section 2(d) of this Agreement, the Company shall have satisfied its obligation with respect to the number of RSUs equal to the number of Shares delivered to the Participant pursuant thereto, and the Participant shall have no further rights to claim any additional Shares in respect thereof.

3. [Dividends. Unless otherwise provided pursuant to Section 4 of this Agreement, from and after the Grant Date, the Participant will not be entitled to receive any dividends or other distributions with respect to Shares underlying the RSUs unless and until the RSUs become vested and the Shares that underlie the RSUs are distributed to the Participant pursuant to Section 2 of the Agreement.]

4. Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make certain equitable substitutions or adjustments to any Shares or RSUs subject to this Agreement pursuant to Section 8 of the Plan.

5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Participant’s willful misconduct with regard to the Company; (ii) the Participant is indicted for, convicted of, or pleading nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of the Participant’s Management Stockholders’ Agreement or the Participant’s other agreements with the Company, which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Board, such breach can be cured by the Participant).

“Good Reason” shall mean “Good Reason” as such term is defined in the Employment

Agreement, or if there is no such Employment Agreement or if such term is not defined therein, “Good Reason” shall mean, without the Participant’s consent, (i) a reduction in Participant’s annual base salary or target annual incentive under the Annual Incentive Plan (“target AIP”) (excluding any reduction in Participant’s base salary and/or target AIP that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in Participant’s base salary and/or target AIP, as applicable, is not greater than ten percent (10%) of such base salary and target AIP); (ii) a material diminution in the nature or scope of the Participant’s responsibilities, duties or authority (other than any such diminution which may occur by reason of the current corporate restructuring programs); or (iii) the relocation by the Company of the Participant’s primary place of employment with the Company to a location more than fifty (50) miles outside of the Participant’s current principal place of employment (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after such event has first occurred.

6. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Employer. Further, the Employer may at any time dismiss the Participant, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7. No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that (a) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the RSUs or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company, and (c) the termination of the Participant’s employment with the Employer under any circumstances whatsoever will give the Participant no claim or right of action against the Employer in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

8. No Rights of a Stockholder. The Participant shall not have any rights or privileges as a stockholder of the Company until the Shares underlying vested RSUs have been registered in the Company’s register of stockholders as being held by the Participant. Upon registration of such Shares, such Shares shall be held subject to the terms and conditions of the Management Stockholder’s Agreement (and the Sale Participation Agreement as defined therein).

9. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.

10. Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 10 shall be void and unenforceable against the Company or any Affiliate. Shares delivered to the Participant pursuant to Section 2 of this Agreement shall be subject to the applicable restrictions set forth in the Management Stockholder’s Agreement (and the Sale Participation Agreement as defined therein).

11. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, pursuant to Section 12 of the Plan. Notwithstanding the foregoing, if the Participant’s employment with the Employer terminates prior to the transfer of all of the Shares under this Agreement, the payment of any applicable withholding taxes with respect to any further transfer of Shares under this Agreement or the Plan shall be made solely through the sale of Shares equal to the statutory minimum withholding liability.

12. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW.

13. RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VALCON ACQUISITION HOLDING B.V.

By:	/s/ Authorized Signatory

[VALCON ACQUISITION HOLDING B.V. SIGNATURE PAGE TO RSU AWARD AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARTICIPANT

By:	/s/ Susan Whiting
Susan Whiting

[PARTICIPANT SIGNATURE PAGE TO RSU AWARD AGREEMENT]

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